Exhibit 5.1
December 1, 2005
IDM Pharma, Inc.
5820 Nancy Ridge Drive
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by IDM Pharma, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3/A (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the offering for resale of up to 10,894,460 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward llp
/s/ L. Kay Chandler
L. Kay Chandler